                                                             EXHIBIT (a)(8)


 This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares.  The Offer is being made solely by the Offer to
   Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offeror is not aware of any State where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by
           PaineWebber Incorporated or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.


                    Notice of Offer to Purchase for Cash
                   All Outstanding Shares of Common Stock

                                     of

                           THE C.R. GIBSON COMPANY

                                     at

                             $9.00 Net Per Share

                                     by

                            Nelson Acquisition Corp.

                        a wholly owned subsidiary of

                             THOMAS NELSON, INC.

         Nelson Acquisition Corp., a Delaware corporation ("Offeror") and a wholly owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation ("Parent"), is offering to purchase all outstanding shares (the "Shares") of common stock, par value $0.10 per share of The C.R. Gibson Company, a Delaware corporation (the "Company"), at a price of $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 19, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the transfer of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the Offer, Offeror intends to effect the Merger described below.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON TUESDAY, OCTOBER 17, 1995 UNLESS THE OFFER IS EXTENDED.
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         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. OFFEROR AND PARENT HAVE OBTAINED FROM CERTAIN STOCKHOLDERS OF THE COMPANY AGREEMENTS TO TENDER PURSUANT TO THE OFFER APPROXIMATELY 26.9% OF THE OUTSTANDING SHARES.

         The Offer is being made pursuant to a Tender Offer and Merger Agreement, dated as of September 13, 1995 (the "Merger Agreement") by and among Parent, Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Offeror, Parent or any direct or indirect wholly owned subsidiary of Parent) will be cancelled and converted automatically into the right to receive $9.00 in cash, or any higher price that may be paid per Share in the Offer, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Offeror gives oral or written notice to Trust Company Bank (the "Depositary"), of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price of shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book entry transfer of such Shares into the Depositary's account at one of the Book Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

         Offeror expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in
Section 15 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by the public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Tuesday, October, 17, 1995 (or the latest time and date at which the Offer, if extended by Offeror, shall expire) and, unless theretofore accepted for payment by Offeror pursuant to the Offer, may also be withdrawn at any time after Friday, November 17, 1995. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares.
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All questions as to form and validity (including the time of receipt) of any notice of withdrawal will be determined by Offeror, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Offeror with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or Dealer Manager as set forth below, and copies will be furnished promptly at Offeror's expense. No fees or commissions will be paid to the brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                       Banks and Brokers Call Collect:
                                (212) 269-5550
                          All Others Call Toll Free:
                           (800) 735-3568 (Toll Free)

                      The Dealer Manager for the Offer is:

                            PAINEWEBBER INCORPORATED
                          1285 Avenue of the Americas
                            New York, New York 10019
                            Toll Free (800) 520-5698
                                or Call Collect:
                                 (212) 713-1425
September 19, 1995